Exhibit 99.1

NEWS from

808 Travis, Suite 1320

Houston, Texas 77002

(713) 780-9494

Fax (713) 780-9254

Contact:
Robert C. Turnham, Jr., President	Traded: NYSE (GDP)
D. Hughes Watler, Jr., Chief Financial Officer

FOR IMMEDIATE RELEASE

GOODRICH PETROLEUM ANNOUNCES RECORD FIRST QUARTER

FINANCIAL RESULTS AND OPERATIONAL UPDATE

Houston, Texas – May 8, 2006. Goodrich Petroleum Corporation today announced financial and operating results for the first quarter ended March 31, 2006.

REVENUES

Total revenues for the quarter increased by 100% to $25.3 million, versus $12.6 million for the first quarter of 2005, primarily due to a 72% increase in natural gas and crude oil production and an increase in average net oil and gas prices to $7.13 per Mcf of gas and $56.09 per barrel of oil.

OPERATING INCOME

Operating income, defined as revenues minus operating expenses, was approximately $5.0 million for the quarter, compared to $0.7 million in the first quarter of 2005.

NET INCOME

Net income, after deduction of non-cash deferred income tax expense of $6.2 million, was $11.6 million in the quarter, versus a loss of $6.2 million in the first quarter of 2005. Net income applicable to common stock was $8.6 million, or $0.34 per basic share in the quarter, compared to a net loss of $6.3 million, or $0.30 per basic share, in the first quarter of 2005.

CASH FLOW

Earnings before interest, taxes, DD&A and exploration (“EBITDAX”) for the quarter increased by 65% to $14.7 million, compared to $8.9 million in the first quarter of 2005 (see accompanying table for a reconciliation of EBITDAX, a non-GAAP measure, to net cash provided by operating activities).

Discretionary cash flow, defined as net cash provided by operating activities before changes in working capital, increased by 68% to $13.7 million for the quarter, compared to $8.1 million in the first quarter of 2005 (see accompanying table for a reconciliation of discretionary cash flow, a non-GAAP measure, to net cash provided by operating activities).

PRODUCTION

Net production volumes in the quarter increased by 72% to approximately 36,500 Mcf equivalent (“Mcfe”) per day, compared to the first quarter of 2005, and increased by approximately 27%, on a sequential basis, from the fourth quarter of 2005. The Company’s net production volumes for the quarter were negatively impacted by approximately 3,000 Mcfe per day due to curtailment during the month of January while additional facility work was being done on the Company’s gathering system in East Texas. Eighty percent of the Company’s production for the quarter was natural gas.

Approximately 61% of net production volumes for the quarter came from Cotton Valley Trend wells, versus approximately 25% of net production volumes in the first quarter of 2005. Gross Cotton Valley Trend volumes increased by 45% sequentially over the fourth quarter of 2005, to approximately 35,000 Mcfe per day, from an average of 44 gross wells producing for the quarter, or approximately 795 gross Mcfe per day, per well. The Company’s net Cotton Valley Trend volumes averaged approximately 22,200 Mcfe per day from an average 40 net wells producing for the quarter, or approximately 555 net Mcfe per day, per well.

OPERATING EXPENSES

Lease operating expense (“LOE”) for the quarter was $3.6 million, or $1.09 per Mcfe of production, versus $2.2 million, or $1.17 per Mcfe for the first quarter of 2005. The primary reason for the decrease in LOE per Mcfe for the quarter was a higher percentage of the Company’s net production came from the Cotton Valley Trend, which incurred LOE of $0.70 per Mcfe. Depreciation, depletion and amortization (“DD&A”) expense for the quarter was $9.8 million, or $2.99 per Mcfe, versus $5.8 million, or $3.05 per Mcfe in the first quarter of 2005. General and administrative (“G&A”) expense for the quarter was $3.8 million, or $1.15 per Mcfe, versus $1.6 million, or $0.85 per Mcfe in the first quarter of 2005. The increase in G&A was primarily due to the hiring of additional employees and expensing of certain stock based compensation. Of the $3.8 million of G&A for the quarter, $0.9 million, or $0.28 per Mcfe, was related to stock based compensation, of which $0.5 million was associated with options which was not required to be expensed prior to 2006.

CAPITAL EXPENDITURES

Capital expenditures for the quarter totaled $63.5 million compared to $20.9 million in the first quarter of 2005. The Company had 30 wells drilling during the quarter (28 in the Cotton Valley Trend and two in South Louisiana), with approximately 94% of the capital expenditures in the quarter associated with activities in the Cotton Valley Trend. The Company funded its capital expenditures in the first quarter of 2006 through a combination of cash flow from operations, net proceeds of $29.0 million from the issuance of an additional 600,000 shares of Series B Convertible Preferred Stock and available cash.

HEDGING

The Company reported a net gain on derivatives not qualifying for hedge accounting of $13.5 million for the quarter, comprised of an unrealized gain of $16.1 million and a realized loss of approximately $2.6 million, or $0.98 per Mcf, on its ineffective natural gas hedges.

OPERATIONAL UPDATE

Cotton Valley Trend

The Company has now drilled and logged 100 wells in the Cotton Valley Trend with a 100% success rate, with 90 currently producing and 10 waiting on completion. The Company’s acreage position in the Trend is now approximately 130,000 gross (81,000 net) acres, with eight drilling rigs under contract.

South Louisiana

In South Louisiana, the Company’s net daily production increased approximately 10% on a sequential basis over the fourth quarter of 2005 to approximately 14,300 Mcfe per day. In addition, the Company has participated in the drilling of four wells in South Louisiana which have yet to be placed on production. All four wells have encountered and logged commercially productive pay sections, resulting in a 100% success rate.

As previously announced, the Company drilled and logged its Gueymard No. 1 well, its initial test well at the St. Gabriel Field in Iberville and Ascension Parishes, which encountered approximately 60 feet of net pay. The well was completed in April and preliminarily tested at a gross production rate of approximately 4,000 Mcf of gas per day and 200 barrels of oil per day, with 5,000 pounds of flowing tubing pressure. The Company owns a 70% working interest in the well.

In the Burrwood/West Delta 83 Field, the Company has drilled its Norton II development well to total depth and logged over 60 feet of net oil and natural gas pay in the 10,500’ sand. The well is anticipated to be completed in the oil section of the sand and be online and producing during the second quarter of 2006. The Company owns a 65% working interest in the well.

In the Lafitte Field, the Company has drilled two successful wells and is expected to commence drilling operations on a third well within 30 days. The initial well, the Medinah Prospect, encountered pay in five productive sands with a total of approximately 50 feet of net oil and natural gas pay. The Company is currently drilling its Squaw Creek Prospect and has encountered approximately 100 feet of apparent net pay in four productive sands, and is currently drilling the well deeper to test the 8900’ sand. Both wells are anticipated to be online and producing during the second quarter of 2006. Drilling operations on a third well in the field, the Company’s Bahamas Prospect, is expected to commence upon completion of rig operations on the Squaw Creek Prospect. The Company owns a 49% working interest in the wells.

OTHER INFORMATION

In this press release, the Company refers to two non-GAAP financial measures, EBITDAX and discretionary cash flow, because of management’s belief that these measures are financial indicators of the Company’s ability to internally generate operating funds. Management also believes that these non-GAAP financial measures of cash flow are useful information to investors because they are widely used by professional research analysts in the valuation and investment recommendations of companies within the oil and gas exploration and production industry. EBITDAX and discretionary cash flow should not be considered as alternatives to net cash provided by operating activities, as defined by GAAP.

Certain statements in this news release regarding future expectations and plans for future activities may be regarded as “forward looking statements” within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as financial market conditions, operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

Goodrich Petroleum is an independent oil and gas exploration and production company listed on the New York Stock Exchange. The majority of its properties are in Louisiana and Texas.

GOODRICH PETROLEUM COPORATION

SELECTED INCOME DATA

(In Thousands, Except Per Share Amounts)

	Three Months Ended March 31,
	2006	2005
	(unaudited)
Total Revenues	$25,251	$12,560

Operating expenses
Lease operating expense	3,584	2,244
Production taxes	1,584	786
Depletion, depreciation and amortization	9,832	5,846
Exploration	1,494	1,524
General and administrative	3,771	1,620
Gain on sale of assets	—	(151)

	20,265	11,869

Operating income	4,986	691

Other income (expense)
Interest expense	(695)	(307)
Gain (loss) on derivative instruments not qualifying for hedge accounting	13,542	(9,843)

	12,847	(10,150)

Income (loss) before income taxes	17,833	(9,459)
Income tax (expense) benefit	(6,241)	3,308

Net Income (loss)	11,592	(6,151)

Preferred stock dividends	1,481	158
Preferred stock redemption premium	1,536	—

Net income (loss) applicable to common stock	$8,575	$(6,309)

Net income (loss) applicable to common stock per common share
Basic	$0.34	$(0.30)

Diluted	$0.34	$(0.30)

Weighted average shares basic	24,860	20,784

Weighted average shares diluted	25,366	20,784

GOODRICH PETROLEUM CORPORATION

SELECTED FINANCIAL AND OPERATING DATA

(Unaudited)

	Three Months Ended March 31,
	2006	2005
Selected Cash Flow Data (In Thousands)

Reconciliation of EBITDAX to Net Cash Provided by Operating Activities:
EBITDAX	$14,725	$8,944
Exploration	(1,494)	(1,524)
Prospect amortization	1,158	542
Gain on sale of assets	—	(151)
Interest expense	(695)	(307)
Dry hole costs	—	641
Net changes in working capital	12,079	2,035

Net cash provided by operating activities	$25,773	$10,180

Reconciliation of Discretionary Cash Flow to Net Cash Provided by Operating Activities:
Discretionary cash flow	$13,694	$8,145
Net changes in working capital	12,079	2,035

Net cash provided by operating activities (GAAP)	$25,773	$10,180

Selected Operating Data

Production
Natural gas (MMcf)	2,620	1,326

Oil and condensate (MBbls)	111	98

Total (Mmcfe)	3,287	1,915

Mcfe per day	36,524	21,277

Average sales price per unit:
Natural gas (per Mcf)	$7.13	$6.50
Oil (per Bbl)	56.09	38.84
Natural gas and oil (Mcfe)	7.58	6.49

Expenses per Mcfe
Lease operating expense	$1.09	$1.17
Production tax	0.48	0.41
DD&A	2.99	3.05
Exploration	0.45	0.80